HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

Exhibit 21.1

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

Entity Name	Jurisdiction

Registrant:

Henry Bros. Electronics, Inc.	Delaware

Subsidiaries:

Henry Bros. Electronics, Inc.	New Jersey

Henry Bros. Electronics, Inc.	California

Henry Bros. Electronics, LLC	Arizona

National Safe of California, Inc.	California

Airorlite Communications, Inc.	New Jersey

Securus, Inc.	Colorado

Diversified Security Solutions, Inc.	New York

Henry Bros. Electronics, Inc.	Colorado

Henry Bros Electronics, Inc.	Virginia

CIS Security Systems, Inc.	Virginia

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